For the six month period ended June 30, 2006
File number:  811-05019
Nicholas-Applegate Fund, Inc.


                           SUB-ITEM 77D-2
                    NICHOLAS-APPLEGATE FUND, INC.
                Nicholas-Applegate Growth Equity Fund

            _____________________________________________


                Supplement dated June 9, 2006 to the
      Prospectus and Statement of Additional Information (SAI)
                        dated March 1, 2006


The section of the Prospectus entitled "Risk/Return Summary -
 Fees and Expenses" is revised by deleting the table entitled "Annual Fund Operating Expenses" appearing on page
7 and substituting the following table:

ANNUAL FUND OPERATING EXPENSES % (DEDUCTED FROM FUND ASSETS)
                               CLASS A   CLASS B    CLASS C   CLASS Z
Management Fees                 .70        .70        .70       .70
+ Distribution and service (12b-1) fees
                                .30       1.00       1.00       None
+ Other Expenses                .87        .87        .87        .87
= Total Annual Fund Operating Expenses
                               1.87       2.57       2.57       1.57
- Fee waiver or expense reimbursement
                              (0.05)      None       None       None
= Net Annual Fund operating expenses
                               1.82       2.57       2.57       1.57



The "Notes to Fees and Expenses Tables" are revised by deleting the final note appearing on page 7 and substituting the following note:

For the period of May 1, 2006 through April 30, 2007, the Manager has contractually agreed to a reduced management fee of .70 of 1%. The expense figures shown in the table have been restated to show the management fee rate currently in effect.


The Section of the SAI entitled "Other Service Providers" is hereby revised by adding the following to the discussion in the subsection entitled "Independent Registered Public
Accounting Firm":

KPMG LLP, 345 Park Avenue, New York, New York 10154, has been selected by the Board of Directors as the Fund's auditors for 2006, and in that capacity are expected to audit the Fund's 2006 annual financial statements.